Exhibit 10.33

CONTRACTING AGREEMENT

This Contracting Agreement is made and entered into on 1 May 2025 by and between:

1.	KLN PHARMA (HONG KONG) LIMITED

Address: 16/F, Kerry Cargo Centre, 55 Wing Kei Road, Kwai Chung, New Territories, Hong Kong

(hereinafter referred to as “KLN”); and

2.	TIMES EXPRESS LIMITED

Business Registration Number: 72083694

Address: 3/F, Yeung Yiu Chung (No. 6) Industrial Building,19 Cheung Shun Street, Lai Chi Kok, Kowloon, Hong Kong

Telephone: 2573-8823

(hereinafter referred to as the “Contractor”).

KLN and the Contractor are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

The Parties hereby agree as follows:

1. Scope of Contracted Services

1.1 The Contractor agrees, in accordance with the terms of this Agreement, to provide logistics and/or manpower services to KLN and/or its customers, including but not limited to:

(a) Punctually and safely transporting cargo from such collection points designated by KLN or its customers to such delivery points designated by KLN or its customers.

(b) Loading the cargo in a reasonable and safe manner onto the designated transportation equipment or containers, and properly lashing and securing the cargo to prevent safety incidents and cargo damage.

(c) Unloading (and unpacking) cargo at the delivery location and re-loading any cargo that requires re-loading.

(d) Providing such other logistics and/or manpower services as may be required by KLN and its customers (including warehousing, inventory management, distribution, transportation, clerical support and/or frontline operational manpower, etc.).

1.2 The detailed service content and fees for individual projects shall be specified separately in a Statement of Work or Quotation (each, an “SOW” or “Quotation”) to be entered into by the Parties.

2. Term and Termination

2.1 This Agreement shall take effect from the date of execution and affixation of company chops by both Parties.

2.2 Either Party may terminate this Agreement and/or any SOW or Quotation under this Agreement by giving the other Party not less than one (1) month’s prior written notice.

2.3 KLN may immediately terminate this Agreement and/or any SOW or Quotation under this Agreement upon the occurrence of any of the following:

(a) The Contractor is in breach of its obligations under this Agreement and fails to take any remedial action within seven (7) working days after receipt of notice from KLN.

(b) The Contractor enters into liquidation, bankruptcy, reorganization or similar legal proceedings, or all or part of the Contractor’s business or assets are frozen, taken over, placed under receivership or compulsorily transferred, or any similar situation occurs.

(c) The logistics services agreement entered into between KLN and its customer is terminated.

3. Obligations of the Contractor

3.1 The Contractor shall comply with this Agreement and each applicable SOW or Quotation, the logistics service standard operating procedures provided by KLN, and any special operating procedures provided by KLN’s customers.

3.2 The Contractor shall comply with and implement other lawful and reasonable special requirements raised by KLN or its customers, including but not limited to:

(a) Where required for a project or service, ensuring that its employees wear the uniforms provided by KLN while on duty.

(b) Ensuring that its employees remain neat in appearance, punctual and courteous while providing services, and that they follow KLN’s instructions.

(c) Providing various reports and information in accordance with KLN’s requirements.

(d) Where required for a project or service, arranging supervisors to be on-site to allocate and supervise general staff in performing logistics and/or manpower services and dealing with operational matters.

(e) In addition to the work specified in this Agreement, completing from time to time any other relevant tasks in accordance with special instructions from KLN’s management.

(f) In the event of special incidents such as the hoisting of Tropical Cyclone Warning Signal No. 8 or above, or Black Rainstorm Warning Signal, unless KLN notifies cancellation, continuing to provide normal services.

(g) Providing normal services on public holidays and Sundays upon request by KLN.

3.2 The Contractor and all personnel provided by it shall comply with all laws and regulations relating to the contracted services.

3.3 The Contractor agrees to comply with KLN’s “Business Partner Code of Conduct”, “Contractor Safety Rules” and any other guidelines or rules issued by KLN to the Contractor from time to time.

3.4 If KLN is required to assume any liability for breach of contract or compensation to its customers or any third party as a result of the Contractor’s failure to comply with this Agreement or any SOW or Quotation, KLN shall be entitled to require the Contractor to indemnify KLN for such losses.

4. Obligations of KLN

4.1 KLN shall pay the service fees to the Contractor on time and in full in accordance with this Agreement.

4.2 KLN shall provide the Contractor with complete, true and accurate information relating to the cargo.

5. Payment

5.1 The service fees of the Contractor shall be specified in the relevant SOW or Quotation.

5.2 For all services provided by the Contractor under all SOWs or Quotations pursuant to this Agreement, the Contractor shall issue an invoice to KLN once per month. Provided the invoice is accurate, KLN shall arrange payment within thirty (30) days from the date of receipt of such invoice.

5.3 If a customer or any other third party initiates legal proceedings or makes a claim against KLN, requesting KLN to compensate for any economic loss resulting from delay, loss, damage or destruction of cargo, and such delay, loss, damage or destruction occurs during the period when the cargo is or ought to be under the custody or control of the Contractor, or is caused by the fault or negligence of the Contractor, the Contractor shall bear full responsibility for such delay, loss, damage or destruction. KLN shall be entitled to require the Contractor to indemnify KLN for any economic loss suffered by KLN as a result of such claim or proceedings (including but not limited to any compensation, damages, liquidated damages paid by KLN, as well as all legal fees, litigation costs and expenses incurred in handling such claim or proceedings). KLN shall also be entitled to deduct the corresponding amount directly from any security deposit (if any) or from any amounts payable under the Contractor’s due invoices.

5.4 If KLN takes any action that is beneficial to the Contractor and such action results in KLN incurring additional costs or expenses, KLN shall be entitled to require the Contractor to reimburse such additional costs or expenses, and KLN may deduct the corresponding amount directly from any security deposit (if any) or from any amounts payable under the Contractor’s due invoices.

6. Risk Management and Insurance

6.1 The Contractor shall procure from an insurance company adequate insurance coverage (including but not limited to employees’ compensation insurance, insurance for industrial injury or bodily injury, third party liability insurance and public liability insurance) to cover any loss, damage or bodily injury and any potential liability for compensation arising during the period in which services are provided under this Agreement. The Contractor shall, at the time of signing this Agreement, present to KLN insurance policies and premium payment receipts satisfactory to KLN. If the Contractor fails to provide the said policies and receipts, the Contractor shall purchase insurance in accordance with the insurance方案 designated by KLN below and pay the relevant insurance premiums as specified; otherwise KLN shall be entitled to terminate this Agreement and require the Contractor to indemnify it for all losses and claims.

Designated insurance consultant of Kerry: Taishan Insurance Consultants Limited

Insurance items:

(a) Employees’ compensation insurance;

(b) Public liability insurance;

The detailed insurance方案 and terms shall be determined based on the information provided by the Contractor for insurance application, and the insurance premium shall be agreed in a separate contract.

6.2 If, during the service period, any accident occurs resulting in losses or damage suffered by KLN or any other person, the Contractor shall be responsible for and bear the deductibles under the relevant insurance policies purchased by KLN and by the Contractor itself, and all losses and expenses arising from the insurer’s refusal to indemnify.

7. Relationship of the Parties

7.1 The Contractor is an independent contractor solely for the purpose of providing services. This Agreement does not create any employment or agency relationship. Unless with KLN’s prior written consent, the Contractor has no authority to bind KLN or to incur or create any obligation or liability on behalf of KLN.

7.2 The Contractor shall be responsible for any taxes or other liabilities arising to KLN as a result of the provision of services, and shall indemnify KLN from and against costs, expenses, penalties and interest arising from the acts of the Contractor. KLN shall be entitled to deduct part or all of such relevant costs and expenses from the service fees payable to the Contractor.

7.3 All overtime allowances, staff leave, labour insurance, Mandatory Provident Fund contributions, medical benefits and all other benefits of the Contractor’s employees shall be solely the responsibility of the Contractor.

7.4 The Contractor shall ensure that all personnel supplied hold valid work permits and comply with the relevant conditions of stay and employment imposed by the Immigration Department. In the event of any breach, KLN shall be entitled to terminate this Agreement immediately and require the Contractor to indemnify KLN for all losses and expenses thereby incurred. Without prejudice to the foregoing general principle, if KLN discovers that the Contractor has supplied workers who are not lawfully employable, the Contractor shall pay KLN an agreed liquidated sum of HKD5,000 per such worker, and, if enforcement authorities conduct an investigation, the Contractor shall pay KLN an additional administrative fee of HKD50,000 per such worker.

8. Confidentiality

8.1 The Contractor shall keep confidential the contents of this Agreement and all confidential information obtained from KLN (including but not limited to any information relating to KLN’s customers, suppliers, financial position and business). The Contractor shall also ensure that its employees and agents keep such information confidential. Except with KLN’s consent, the Contractor shall not use or disclose such information to any third party. Upon KLN’s request, the Contractor shall immediately return and/or destroy all confidential information.

8.2 When collecting, storing, using or transmitting personal data of KLN or its customers, the Contractor shall strictly comply with the Personal Data (Privacy) Ordinance and other applicable laws, as well as any guidelines and rules issued by KLN from time to time.

8.3 The obligations under this Clause 8 shall survive termination of this Agreement.

9. Prevention of Bribery

The Contractor and its employees shall not, in relation to this Agreement or the services provided hereunder, offer any advantage as defined in the Prevention of Bribery Ordinance to any employee of KLN or any third party. If it is discovered that the Contractor or any of its employees has offered any advantage to any employee of KLN or any third party, or has committed any offence under the Prevention of Bribery Ordinance, KLN may immediately terminate this Agreement and require the Contractor to indemnify KLN for all losses.

10. Non-Competition

The Contractor undertakes that during the term of this Agreement and for two (2) years following its termination, it shall not, whether directly or indirectly, approach or attempt to approach any customer of KLN for business discussions.

11. Sub-contracting

Unless with KLN’s prior written consent, the Contractor shall not sub-contract to any other person the performance of its obligations under this Agreement. In any event, the Contractor shall ensure that any sub-contractor performs the Contractor’s obligations and duties under this Agreement, and the Contractor shall remain liable for any breach by any sub-contractor.

12. Third Party Rights

Except as expressly provided in this Agreement, no person who is not a Party to this Agreement shall have any right to enforce or enjoy the benefit of any of its terms under the Contracts (Rights of Third Parties) Ordinance, Laws of Hong Kong).

13. Governing Law

This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

14. Miscellaneous

This Agreement is executed in duplicate and each Party shall hold one counterpart, both having equal legal effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above:

For and on behalf of

KLN PHARMA (HONG KONG) LTD

Name:	JORHWAY CHONG
Title:	Director / Authorised Representative

For and on behalf of

TIMES EXPRESS LIMITED

Name:	Ben Cheung
Title:	Director / Authorised Representative